BAS

March 12, 1997

Dr. Michael P. Silvon
2470A Kestral Boulevard
West Lafayette, IN 47906

Dear Mike,

        This letter constitutes an offer for a position at Bioanalytical Systems, Inc. (BAS) as Vice President, Business Development. Should you chose to accept this offer, you would report directly to me. The financial package includes an annual base salary of $82,500; an initial bonus of $2,500 to be granted with your first pay check; participation in our officers’ bonus plan, which potentially could reward you with up to a 25% bonus in the current fiscal year; and participation in the BAS 401(k) Plan according to the Employee Handbook as issued in February 1997.

        Benefits are as described in the Handbook, with the exception that your initial vacation will be 3 rather than 2 weeks in view of your seniority. Please contact Mrs. Lina Reeves-Kerner or Mike Scott if you have questions regarding the company benefits. An employee agreement is also enclosed and must be signed prior to your starting date. In addition, this offer is contingent upon your successful completion of a medical examination from our company physician. The offer is also predicated upon your providing proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws. Proof of eligibility includes a valid drivers license, original social security card, passport, certified birth certificate, or an unexpired employment eligibility card.

        As a new employee, your first ninety days will be a trial period during which BAS can evaluate you and you can evaluate BAS. Because employment at BAS is at-will and it does not promise employment for any specific period of time, either you or the Company may terminate the employment relationship for any reason at any time either before or after completion of the trial period.

        As we have discussed, BAS faces a number of challenges in the months ahead. Our team believes that an experienced executive with your talents will contribute greatly to meeting these challenges and we willl initially use you as combination in-house consultant, devil’s advocate, and interface with outsiders from the financial community. Recognizing the financial risk to you personally in this age of downsizing and reorganizing, BAS agrees to severance pay of 6 months during the first 4-12 months of employment, and 12 months of severance pay thereafter in the event of your being dismissed from employment without cause.

        This letter constitutes the full extent of our offer to you which you may accept by returning a copy with your signature below, along with the signed employee agreement. We look forward to a long and fruitful association.

Sincerely, Peter T. Kissinger, Ph.D. Chairman and CEO

PTK/cp

Enclosures

I accept this position as outlined in this letter.

/s/ Michael P. Silvon Michael P. Silvon	3/17/97 Date